EXHIBIT 5

                   OPINION OF BROBECK, PHLEGER & HARRISON LLP

                            December 18, 1998


Alexander & Baldwin, Inc.
822 Bishop Street
Post Office Box 3440
Honolulu, Hawaii 96801

     Re:  Alexander & Baldwin, Inc. Registration Statement for
          Offering of an Aggregate of 2,250,000 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to Alexander & Baldwin, Inc., a Hawaii corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(i) 2,100,000 shares of the Company's common stock for issuance under the Company's 1998 Stock Option/Stock Incentive Plan (the "Incentive Plan"),
(ii) 130,000 shares of the Company's common stock for issuance under the Company's 1998 Non-Employee Director Stock Option Plan (the "Non-Employee Director Option Plan"), and (iii) 20,000 shares of the Company's common stock for issuance under the Company's Non-Employee Director Stock Retainer Plan (the "Stock Retainer Plan").

     This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Incentive Plan, Non-Employee Director Option Plan and the Stock Retainer Plan. Based on such review, we are of the opinion that, if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Incentive Plan or the Non-Employee Director Option Plan, and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the Incentive Plan or Stock Retainer Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, Non-Employee Director Option Plan, Stock Retainer Plan, or the shares of the Company's common stock issuable under such plans or options.

                              Very truly yours,


                              BROBECK, PHLEGER & HARRISON LLP